PROSPECTUS and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each	Dated June 9, 2008
Dated May 7, 2008	Commission File No.: 333-150486
CUSIP: 24422EQS1	Filed pursuant to Rule 424(b)(3)

U.S. $15,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

Original Issue:	June 12, 2008

Maturity Date:	June 10, 2011

Principal Amount:	$600,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 75 bps

Initial Interest Determination Date:	June 10, 2008

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 10th (or next Business Day) of March, June, September, and December beginning September 10, 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 10th (or next Business Day) of March, June, September, and December commencing on September 10, 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:		Principal Amount
	Name	Of Notes
	Banc of America Securities LLC	$210,000,000
	Citigroup Global Markets Inc.	210,000,000
	Lazard Capital Markets LLC	90,000,000
	Santander Investment Securities Inc.	90,000,000
	Total	$600,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850%.

Banc of America Securities LLC Citigroup Global Markets Inc. Lazard Capital Markets LLC Santander Investment Securities Inc.

Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as Joint Book-Running Managers.